SECOND AMENDMENT TO CREDIT AGREEMENT
                 AND OTHER TRANSACTION DOCUMENTS

     This Second Amendment to Credit Agreement and Other Transaction Documents (the "Agreement"), made as of the 13th day of November, 1998, by and between FLEET NATIONAL BANK, a national banking association with its principal office at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as agent and as lender ("Lender") (sometimes hereinafter referred to as "Agent" or "Lender", as appropriate depending on responsibility) and FRENCH FRAGRANCES, INC., a Florida corporation with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                       W I T N E S S E T H:

     WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement dated May 13, 1997 between Borrower and Lender, as amended by a First Amendment to Credit Agreement and Other Transaction Documents dated as of December 31, 1997 (as amended, the "Credit Agreement"), Lender agreed to make a revolving credit loan available to Borrower, subject to the terms and conditions of the Credit Agreement; and

     WHEREAS, Borrower has requested and Lender has agreed to increase Borrower's availability under the revolving credit loan;
and

     WHEREAS, Lender is willing to amend the Credit Agreement subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Defined Terms.

     All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit
Agreement.

     Section 2.  Representations and Warranties.

     Borrower hereby represents and warrants to Lender that:

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     (a)  Borrower is duly organized, validly existing and in
good standing as a corporation in the state of its incorporation, and is in good standing and is qualified to do business as a foreign corporation in all other jurisdictions where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, assets, operations or properties of Borrower. Borrower has all requisite power and authority to own and lease its assets and properties and to conduct its business in the manner presently conducted by it.

     (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance by Borrower of this Agreement has been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Borrower, and is the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms.

     (c) The execution, delivery and performance by Borrower of this Agreement will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.

     (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

     (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

     (f) Except as set forth in Schedule I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Lender has been advised in writing of any inaccuracy with respect to such representations or warranties and have waived the same in writing.

     (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Lender or which will not be cured upon the execution and delivery by Borrower of this Agreement.

     Section 3.  Amendments to Credit Agreement.

     The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

     Section 3.01.  Amendments to Definitions.

     The definitions of "Borrowing Base", "Public Debt",
"Revolving Credit Facility", "Revolving Credit Note" and
"Subordinated Debentures" set forth in Section 1.01 of the Credit
Agreement are hereby amended to read in their entirety as follows:

     "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Insured Eligible Accounts Receivable determined as of such date, plus
(ii) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, plus, (iii) eighty percent (80%) of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) determined as of such date, plus (iv) fifty percent (50%) of Eligible In-House Inventory; provided that the portion of the Borrowing Base derived from clause (iv) shall be capped at Twenty-Five Million Dollars ($25,000,000), and provided further there shall be a reserve against total Eligible In-House Inventory of One Million Two Hundred Thousand Dollars ($1,200,000). The foregoing definition of "Borrowing Base", including the respective percentages set forth therein, may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders.

     "Public Debt" shall mean those certain $115,000,000 10-3/8% Senior Notes Due 2007 of the Borrower issued on May 13, 1997, including any and all Subsidiary guarantees issued from time to time and those certain $40,000,000 10-3/8% Senior Notes Due 2007 of the Borrower issued on April 27, 1998.

     "Revolving Credit Facility" shall mean the Fifty Million Dollar ($50,000,000) revolving credit facility available to the Borrower pursuant to the provisions of Article II hereof and subject to the other terms and conditions of this Agreement.

     "Revolving Credit Note" or "Revolving Credit Notes" shall mean the secured revolving credit notes of Borrower issued to Lenders in the aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000) and substantially in the form attached hereto as Exhibit D-Amended, which promissory notes evidence the obligations of Borrower to repay Lenders the Advances made by Lenders under the Revolving Credit Facility, which notes are hereby incorporated herein by reference and made a part hereof, as such Revolving Credit Notes may be amended, extended or renewed from time to time by the execution and delivery of an Amendment Letter or other written instrument executed and delivered by Lenders hereunder.

     "Subordinated Debentures" shall mean the FMG Subordinated
Debentures, the 7.5% Convertible Debentures and the JPF
Debentures.

     Section 3.02.  Additional Definitions.

          The following new definition is hereby added to Section
1.01 of the Credit Agreement:

     "JPF Debentures" shall mean the $3,000,000 Junior
Subordinated Debentures issued by Borrower to J.P. Fragrances,
Inc.

     Section 3.03.  Amendment to Section 2.02.

     Section 2.02 of the Credit Agreement is hereby amended to read in its entirety as follows:

     "The Advances made by Lender pursuant to Section 2.01 hereof shall be evidenced by the Revolving Credit Note issued by Borrower to the order of Lender in an original principal amount of Fifty Million Dollars ($50,000,000)."

     Section 3.04.  Amendment to Section 2.03.

     Section 2.03 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "Section 2.03.  The Revolving Credit Commitment.

     (a) The Revolving Credit Commitment shall be equal to the lesser of:

          (i) the Borrowing Base as in effect from time to time, or
          (ii)  Fifty Million Dollars ($50,000,000).

     Section 3.05.  Amendment to Section 8.01.

     Section 8.01(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(f) Indebtedness to Subordinated Creditors evidenced by the Subordinated Debentures in an aggregate principal amount not to exceed at any time outstanding $14,300,000 only so long as such Indebtedness is subordinated to Indebtedness of Borrower to Lenders;"

     Section 3.06.  Amended Exhibit.

     Exhibit A attached hereto is hereby intended to replace
Exhibit D to the Credit Agreement and is hereby intended to read as Exhibit D - Amended.

     Section 4.  Security Documents.

     (a) Borrower and Lender each hereby confirm that all references to the "Credit Agreement" or the "Agreement" in any of the Security Documents shall be deemed to be references to the Credit Agreement as amended hereby; that the obligations of Borrower under the Credit Agreement, as amended hereby, and fees and expenses in connection therewith constitute additional indebtedness, liabilities and obligations of Borrower to Lender, all of which are secured by the Security Documents, and that all references to "indebtedness" and/or "obligations" secured by such instruments shall be deemed amended to include all obligations of Borrower in respect of the Credit Agreement as amended hereby.

     (b) Borrower hereby ratifies and reaffirms its grant and conveyance to Agent for the ratable benefit of the Lenders of a security interest in and lien upon all collateral covered by any of the Security Documents.

     (c) Borrower and Lender each hereby confirm that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to Agent for the ratable benefit of the Lender under any of the Security Documents, or the priority thereof over other liens, encumbrances and security interests. Except as amended hereby, the Security Documents shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and interest in the collateral covered thereby.

     Section 5.  Conditions Precedent to Second Amendment.

     The effectiveness of the transactions described herein shall be subject to the following conditions:

     (a) This Agreement shall have been executed and delivered by Borrower and Lender.

     (b) The fees and disbursements of Lender and Lender's counsel shall be paid in full on the Effective Date.

     (c) Borrower shall have executed and/or delivered to Agent the following:

          (i)  Certificate of the Secretary or Assistant
Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement; and

          (ii) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to the names of the officers of Borrower authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lender may conclusively rely on such certificates until Agent shall receive a further certificate of the Secretary or an Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     (d) All legal matters relating to this Agreement shall be satisfactory to Lender and its counsel.

     Section 6.  Ratification.

     Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the

Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Notes, the Security Documents and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Notes or the Security Documents, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

     Section 7.  Expenses.

     All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

     Section 8.  Miscellaneous.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     Section 9.  No Defenses.

     Borrower hereby acknowledges and agrees that the Credit Agreement, as amended by the terms hereof, and the other Transaction Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

     Section 10.  Facility Fee.

     In consideration of Lender's commitment to enter into this Agreement, Borrower hereby agrees to pay to Lender a facility fee equal to Twenty-Five Thousand Dollars ($25,000).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                              LENDER:
                                   FLEET NATIONAL BANK


                                   By /s/Douglas Scala
                                   ------------------------------
                                   Douglas Scala
                                   Senior Vice President


                              AGENT:
                                   FLEET NATIONAL BANK

                                   By /s/Douglas Scala
                                   ------------------------------
                                   Douglas Scala
                                   Senior Vice President


                              BORROWER:
                                   FRENCH FRAGRANCES, INC.

                                   By /s/Saul Kravec
                                   ------------------------------
                                   Saul Kravec
                                   Vice President